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                                                              Exhibit 10.4

                                LICENSE AGREEMENT


This License Agreement is entered into this March 31, 1999, by and between

ORGANON TEKNIKA B.V. (hereinafter referred to as "Teknika"), acorporation of the Netherlands, having its principal place of business at Boseind 15, 5281 RM Boxtel, The Netherlands

and

LIFE SCIENCES INC., (hereinafter referred to as "LICENSEE"), a corporation of the U.S.A., having its registered offices at 2900 72nd Street North, St. Petersburg, Florida 33710, U.S.A..

WHEREAS, Teknika is the equitable owner of all the right, title and interest in and to certain Patent Rights (as hereinafter defined) owned by its ultimate holding company Akzo Nobel N.V. (a corporation organized under the laws of the Netherlands) including, but not limited to, the exclusive right to grant licenses under such Patent Rights.

WHEREAS, LICENSEE desires to obtain a license from Teknika under the Patent Rights for the purposes stated herein below.

NOW THEREFORE, the parties agree as follows:

1.       Definitions

1.1 The term "NASBA" means isothermal transcription based enzymatic nucleic acid amplification procedure, method or system.

1.2 The term "NASBA Technology" means a technology employing the NASBA principle, including, but not limited to, the information contained in the patents and/ or the claims of the patents and/or patent applications included in the Patent Rights.

1.3 The term "Boom Technology" means a technology employing the Boom principle, including, but not limited to, the information contained in the patents and/ or the claims of the patents and/or patent applications included in the Patent Rights.

1.4 The term "Licensed Products" shall mean any in vitro diagnostic test, assay, method or kit, the development, manufacture, use or sale of which make use of the NASBA Technology, the Boom Technology and / or the NASBA and Boom Technology and are covered by one or more claims of the Patent rights.




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1.5      The term "Patent Rights" shall mean the patents and patent applications described in the attached ANNEX A and B hereto and any patents subsequently granted as well as any substitutions, divisions, continuations, continuations in part, renewals, reissues, confirmations or registrations, foreign counterparts and extensions of the foregoing.

1.6 The term "Net Sales" means the gross amount actually charged by LICENSEE, on sales, or other dispositions for value, of Licensed Products, less value added taxes and less a lump sum to cover all usual deductions such as discounts, sales, use and similar taxes, allowances or credits for returned products actually allowed and taken, custom duties, transportation, shipping and handling charges, etc. which shall be 5% of the invoice amount for the Licensed Products. Sales or other transfers of Licensed Products to Affiliated Companies or between Affiliated Companies and resold to third parties, shall not constitute Net Sales of Licensed Products until the Licensed Products are sold to parties who are not Affiliated Companies.

1.7 The term "Field of Use" shall mean clinical diagnostic tests for detection of pathogens for HIV, Hepatitis and other sexually transmitted diseases in human subjects.

1.8 The term "Territory" shall mean the Peoples Republic of China and other territories under the administrative control of Central Chinese Governmental Authorities, together with the Republic of China {Taiwan}. With the mutual consent of the parties to this agreement the geographic limits of the "Territory" may from time to time be extended to accommodate the sale of the same tests as sold in the "Territory" in other areas as well as the sale of specific additional NASBA based tests to be sold in named geographic locales other than the "Territory". The parties shall agree on the terms and conditions for such possible extension in good faith negotiations.

1.9 The term "Affiliated Company" means any company which, by means of ownership of 50% or more of shares or at least 50% interest in income or otherwise, directly or indirectly controls, is controlled by or is under common control with either party.

2.       Licensing of Patent Rights and Proprietary Technology

2.10 Teknika hereby grants to LICENSEE a non-transferable, non-exclusive license, without the right to sublicense, to use the NASBA Technology and / or the Boom Technology and / or the Patent Rights for the sole purpose of manufacturing, using, selling and/or having sold by independent resellers Licensed Products under its own label or the label of an Affiliated Company in the Clinical Diagnostic Testing in the Field of Use in the Territory for the life of this Agreement. Commencing with the execution




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         and delivery of this Agreement, Teknika shall use its reasonable efforts to transfer to LICENSEE any relevant know-how, including, but not limited to, the NASBA and Boom Technologies in order that LICENSEE may successfully utilize the technology contemplated to be licensed to it under this Agreement.

3.       Royalties, Records and Accounting

3.1 In consideration of the rights granted under Article 2, LICENSEE shall pay Teknika according to the schedule set out in Annex C of this Agreement a non-refundable, non deductible payment of USD 300,000 {US Dollars three hundred thousand}, which payment shall not act as prepaid royalties creditable toward any running royalties due under this Paragraph as and when such royalties are due and payable.

3.2 Furthermore LICENSEE shall pay Teknika as from the Effective Date hereof, a running royalty of 8% of the Net Sales to end-users of Licensed Products utilizing NASBA Technology. The LICENSEE shall pay Teknika a running royalty of 10% of the Net Sales to resellers for utilizing NASBA Technology. The LICENSEE shall pay Teknika a running royalty of 3% of the Net Sales for Licensed Products utilizing Boom Technology whether such sales are to end-users or to independent resellers. Royalties due on sales of Licensed Products made during the periods prior to the LICENSEE achieving annual sales of USD 5 million of the Licensed Products may be offset by license fees payable to the LICENSEE by Teknika for Teknika's access to trade secrets or other intellectual property developed by the LICENSEE and its affiliates. The election to license such trade secrets or intellectual property is to be made at Teknika's sole discretion. The LICENSEE's anticipated integrated NASBA cassette shall be excluded from the technologies made available to Teknika via this construction.

3.3 LICENSEE agrees to keep or cause to be kept accurate records and books of account in accordance with good accounting practice, showing the information required to permit calculation of Net Sales and the royalties under this Article. These books and records shall be preserved for at least six {6} years from the date of the royalty payments to which they pertain.

3.4 On or before the 45th day of each calendar quarter during the term hereof LICENSEE shall prepare and send to Teknika royalty reports for the previous quarter. Said reports shall indicate total sales and Net Sales per country under this Agreement for the previous calendar quarter, per Licensed Product, and shall show the amount of royalty due with sufficient information to enable confirmation by Teknika, and LICENSEE shall include payment of the amount of royalties shown to be due with such report.




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3.5      Periodically {i.e., each calendar quarter}, LICENSEE shall provide to
         Teknika customer lists, enabling Teknika to closely follow-up and keep track of which customers are being served by LICENSEE.

3.6 Upon ten (10) days written notice and not more than once per calendar year, LICENSEE agrees to permit one or more Certified Public Account {s} appointed by Teknika {except one to whom LICENSEE has a reasonable objection}, to enter upon the premises of LICENSEE during all usual business hours of LICENSEE at any time following the 60th day of any calendar quarter in order to inspect files and records pertaining to Net Sales and royalties under this Agreement, and to make on LICENSEE's premises and retain copies of any and all parts of the records and accounts kept by LICENSEE pursuant to this Article, including invoices which are relevant to any reports required to be rendered by LICENSEE.

3.7 Said copies shall be provided to the Certified Public Accountant {s} at no expense to Teknika. Said Certified Public Accountant {s} shall keep all information received from LICENSEE confidential; however, it will provide Teknika with the Net Sales, per country, for each type of Licensed Product, specifying the sales and the application of the appropriate royalty rate so that royalties due Teknika may be calculated. The information obtained by the Certified Public Accountant {s} shall be retained for a period of seven {7} years.

         In the event any audit results in a change upward in any royalty payment of as much as five percent {5%} for any annual period, LICENSEE shall pay the costs of such audit for such annual period, otherwise such audit shall be at Teknika's expenses.

3.7 Payment of all royalties hereunder shall be made at Teknika's option in Dutch Guilders or Euro at the mean rate of exchange existing on the last day of the quarter to which the payment applies as published in the Wall Street Journal {European Edition}.

4.       Duration

4.1 This Agreement shall become effective as of June 1, 1999, {Effective Date} and shall remain in effect until the last to expire of the Patent Rights.

4.2 In the event either party breaches this Agreement, in addition to all other rights and remedies which either party may have, the party not in default may terminate this Agreement by written notice. Such termination shall become effective on the date set forth in the notice of termination, but in no event shall it be earlier than sixty (60) days from the date of mailing



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         thereof and shall have no effect if the breach has been cured within the said period of notice.

4.3 The termination of this Agreement shall not relieve LICENSEE from its obligation to pay Teknika all royalties that shall have accrued up to the effective date of termination.

5.       Assignment

         Teknika shall have the right to assign this Agreement to, or delegate its obligations hereunder to be performed by any successor or Affiliated Company of Teknika, provided that Teknika warrants that the terms and conditions for LICENSEE remain unchanged. This Agreement is not assignable by LICENSEE without the prior written consent of Teknika.

6.       Entirety Clause

         As of the date hereof, this Agreement supersedes all previous oral and written agreements between the parties, and constitutes the only and entire understanding to exist between the parties with respect to the subject matter of this Agreement, and no amendment shall be implied or proven from or evidenced by negotiations between the parties heretofore or hereinafter conducted or agreements of the parties heretofore or hereafter executed, unless in writing and signed by the parties hereto.

7.       Warranty

7.1 Teknika represents and warrants to LICENSEE that it has the full right and power to grant the license to LICENSEE as set forth in this Agreement.

7.2 Except as specifically set forth in Paragraph 7.1 herein, Teknika makes no representations or warranties, either express or implied, arising by law or otherwise, including, but not limited to, implied warranties of merchantability or fitness for a particular purpose. In no event will Teknika have any obligation or liability arising from tort, or for loss of revenue or profit, or for incidental or consequential damages.

         In particular, with no limitation nothing in this Agreement will be construed as:




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                  (i)   A warranty or representation that anything made, used,
         sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents of third parties;

                  (ii) Conferring the right to use in advertising, publicity, or otherwise any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof, of Teknika; or

                  (iii) Conferring by implication, estoppel, or otherwise any license or rights under any patents of Teknika other than the Patent Rights, regardless of whether the patents are dominant or subordinate to Patent Rights.

7.3 In the event LICENSEE becomes aware of infringement of the Licensed Patents by a third party, it will immediately notify Teknika thereof. Teknika intends to use such reasonable efforts, as it in its sole discretion determines, to pursue infringers and enforce its rights under the Licensed Patents. LICENSEE, at Teknika's request, shall render all reasonable assistance and cooperation in that regard. Any recoveries resulting from such action by Teknika shall be Teknika's property.

8.       Applicable Law: Severability

8.1 This agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the Kingdom of the Netherlands, for all matters other than scope and validity of the Patent Rights, as to which the laws of the particular country where the Patent Rights are in dispute shall apply.

8.2 Any dispute, controversy or claim arising under, out of or relating to this contract and any subsequent amendments of this Contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be submitted to mediation in accordance with the WIPO Mediation Rules. The language to be used in the mediation shall be English.




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         If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within 60 days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Arbitration Rules.

         Alternatively, if, before the expiration of the said period of 60 days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the WIPO Arbitration Rules. The arbitral tribunal shall consist of a sole arbitrator. The place of arbitration shall be Geneva, Switzerland. The language to be used in the arbitral proceedings shall be English. The arbitration shall be in lieu of any other remedy and the award shall be final, binding and enforceable by any court having jurisdiction for that purpose.

9.       Miscellaneous Provisions

9.1 All notices which shall or may be given hereunder shall be in writing in English and shall be prepaid registered mail addressed to the recipient at the addresses herein stated, or at such other address as a party may from time to time designate:

         Organon Teknika B.V.
         Boseind 15
         5281 RM Boxtel
         The Netherlands
         Attn: President

                  and

         Life Sciences Inc.
         2900 72nd Street North
         St. Petersburg,
         Florida  33710, U.S.A.
         Attn: President

9.2 Payment of Lump sum fees and royalties, due under this agreement, are to be made to Organon Teknika B. V., Boxtel, The Netherlands, to its account with ABN Amro Bank, Amsterdam, the Netherlands, account no. 45.30.40.152.




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9.3      Confidentiality

         Each party to this Agreement agrees that any information obtained by it from the other party pursuant to this Agreement shall be kept in the strictest confidence and shall only be used for the proper performance of this Agreement, except that this obligation shall not apply to:

                  a) information which is in or becomes part of the public domain otherwise than by breach of this Agreement; or

                  b) information which the recipient can show was in its possession at the date of signing of this Agreement; or

                  c) information which was received by the recipient on a non-confidential basis from a third party having the legal right to transmit the same; or

                  d) is independently developed by the recipient or its Affiliated Companies without the benefit of any disclosure by the disclosing party; or

                  e) is required to be disclosed by court order or other process of law.

The foregoing obligation shall cease five (5) years after termination or expiration of this Agreement.

As agreed at Boxtel                         As agreed at St. Petersburg
ORGANON TEKNIKA B.V.                        LIFE SCIENCES, INC.

/s/ J. Dopper                               /s/ Alex Burns
------------------------                    ---------------------------
R. Salsmans                                 Alex Burns
p.o. J. Dopper                              Vice President
Executive Vice President

/s/ A.J.F. Stap
------------------------
A.J.F. Stap
Executive
Vice President
Strategic Affairs